UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

   Rubinson, Mitchell
   1000 Lincoln Road, Suite 200
   Miami Beach, FL  33139

2. Issuer Name and Ticker or Trading Symbol

   QPQ Corporation ("QPQ")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   February & March 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner (X) Officer (give title below)
   ( ) Other (specify below)

   President & CEO

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security      |2.     |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                          | Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                          |       |      |                                  |  Beneficially     |(D)or |                           |
                          |       |    | |                  | A/|           |  Owned at         |Indir |                           |
                          | Date  |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock              |2/12/97|S   | |100,000           |D  |$1.50      |                   |D(1)  |                           |
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Common Stock              |2/19/97|S   | |155,000           |D  |$1.75      |                   |D(1)  |                           |
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Common Stock              |2/20/97|S   | |225,000           |D  |$1.75      |                   |D(1)  |                           |
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Common Stock              |2/21/97|S   | |300,000           |D  |$1.75      |                   |D(1)  |                        |
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Common Stock              |2/21/97|S   | | 53,000           |D  |$2.1325    |                   |D(1)  |                        |
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Common Stock              |2/26/97|S   | |140,000           |D  |$1.75      |                   |D(1)  |                        |
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Common Stock              |2/26/97|S   | |  5,000           |D  |$2.00      |                   |D(1)  |                        |
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Common Stock              |2/26/97|S   | |150,000           |D  |$1.625     |                   |D(1)  |                        |
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Common Stock              |3/05/97|S   | | 95,000           |D  |$1.625     |   1,125,000       |D(1)  |                        |

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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
                      |        |     |    | |           |   |     |     |       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |       |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |       |       |       |            |   |            |
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====================================================================================================================================

Explanation of Responses:

(1)  Shares were held by Mr. Rubinson and his wife as Tenants by the Entirety.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.            /s/ Mitchell Rubinson
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                       ---------------------------------
                                                                                                    **Signature of Reporting Person

                                                                                                             3/28/97
                                                                                                   ---------------------------------
                                                                                                              Date

Note:  File three copies of this Form, one of which must be manually signed.




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